Filed Pursuant to Rule 433

Registration No. 333-230656-01

Free Writing Prospectus dated February 16, 2022

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$500,000,000 2022 Series A 3.000% General and Refunding Mortgage Bonds due 2032

$400,000,000 2022 Green Series B 3.650% General and Refunding Mortgage Bonds due 2052

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (stable) / A (stable) / A+ (stable) (Moody’s/ S&P/ Fitch)

Trade Date:	February 16, 2022

Settlement Date:	T+5; February 24, 2022

Security:	2022 Series A 3.000% General and Refunding Mortgage Bonds due 2032	2022 Green Series B 3.650% General and Refunding Mortgage Bonds due 2052

Principal Amount:	$500,000,000	$400,000,000

Maturity Date:	March 1, 2032	March 1, 2052

Coupon:	3.000%	3.650%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2022	March 1 and September 1, commencing September 1, 2022

Benchmark Treasury:	1.875% due February 15, 2032	1.875% due November 15, 2051

Benchmark Treasury Price/Yield:	98-14+ / 2.047%	89-06+ / 2.384%

Spread to Benchmark Treasury:	+100 bps	+130 bps

Yield to Maturity:	3.047%	3.684%

Price to Public:	99.596%	99.385%

Optional Redemption:	Prior to December 1, 2031 (the “Series A Par Call Date”), the Series A Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series A	Prior to September 1, 2051, (the “Series B Par Call Date”), the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series B

	Bonds matured on the Series A Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series A Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.	Bonds matured on the Series B Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series B Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

	On or after the Series A Par Call Date, the Series A Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series A Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.	On or after the Series B Par Call Date, the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series B Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	23338V AQ9	23338V AR7

ISIN:	US 23338VAQ95	US 23338VAR78

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Co-Managers:	Fifth Third Securities, Inc. Mizuho Securities USA LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, J.P. Morgan Securities LLC collect at 212-834-4533 or Scotia Capital (USA) Inc. toll free at 800-372-3930.